Exhibit 99.1

News—For Immediate Release

Media Contact:	Investor Contact:
Beth Halloran	Catherine Graham
Director, Corporate Communications	EVP & Chief Financial Officer
703.394.5248	703.394.5155
bhalloran@orcc.com	cgraham@orcc.com

ONLINE RESOURCES POSTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS
Revenue and Earnings at High End of Expectations

MCLEAN, Va., February 4, 2004 – Online Resources Corporation (Nasdaq: ORCC), a leading outsourcer of Internet banking and payment services, today reported financial and operating results for the three months and full year ending December 31, 2003.

•	Revenue for the fourth quarter of 2003 increased 14 percent to $9.7 million, versus $8.5 million in the fourth quarter of 2002. For the full year 2003, revenue increased 19 percent to $38.4 million, up from $32.4 million in the prior year.

•	Gross profit margin increased to 60 percent of revenue, compared to 59 percent in the fourth quarter of 2002. For the full year 2003, gross profit margin was 60 percent of revenue, compared to 55 percent in the prior year.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) was $1.7 million for the quarter, compared to $1.5 million fourth quarter of 2002. For the 2003 year, EBITDA increased to $7.4 million, versus $3.6 million in 2002.

•	Net income for fourth quarter 2003 was $0.02 per share on 19.4 million fully diluted shares, compared to $0.03 per share in the fourth quarter of 2002 on 14.7 million fully diluted shares. The fourth quarter of 2003 included a net charge of approximately $0.01 per share in connection with the Company’s conversion of $8.1 million of convertible debt into equity. The net income for 2003 of $0.17 per share compared to a net loss of $0.03 per share in 2002.

“We were quite pleased with our fourth quarter financial results, punctuating another year of consistent, strong financial performance. Despite the acquisition and subsequent migration of our two largest clients off our platform, we set new user and payments transaction records,” stated Matthew P. Lawlor, chairman and chief executive of the Company.

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“In 2003 we achieved our operating objectives and at the same time took major steps to shape our future, “ added Lawlor. “We raised the bar for product innovation and consumer marketing this year, with the launch of Money HQSM and the implementation of a record 4,000 marketing campaigns.”

Lawlor concluded, “The year ahead holds great promise. With consistent growth in recurring revenue, our business model is now moving into a period of high earnings leveragability. We believe our patented real-time payments process, integrated marketing capability, strong balance sheet, and a diversified and loyal client base helps provide a sustainable competitive edge in the years ahead.”

2003 Highlights

•	Increased cash flow and profitability in a year when the Company’s two largest clients, representing 20 percent of recurring revenue, were acquired by other banks;

•	Consistently met or exceeded the Company’s guidance and consensus analyst expectations;

•	Quadrupled shareholders’ equity to $23.0 million and extinguished $12.0 million of remaining debt approximately two years early;

•	Recognized as one of the nation’s fastest growing technology companies by Forbes and Deloitte & Touche, with an unbroken history of quarterly YOY growth since 1996;

•	Increased consumer adoption sharply to 17 percent, and continued industry-leading bill payment up-sell rate of 26 percent using unique ICM marketing process;

•	Launched Money HQ, a cutting-edge account consolidation and money transfer product, to positive reviews and with promising revenue potential;

•	Began the expansion of the Company’s patented real-time payments gateway to facilitate stored value, biller and other e-commerce payment applications.

2004 Business Outlook
 The following statements are forward-looking, and actual results may differ materially. This guidance assumes no change in the method of accounting for equity compensation.

Other than an increase in the range of expectation for first quarter net income, there are no changes in guidance since the Company’s announcement of November 28, 2003.

First Quarter 2004

•	The Company expects revenue to be between $9.6 million and $9.8 million;

•	Gross profit margin is expected to be between 54 and 56 percent;

•	EBITDA is expected to be between $1.0 million and $1.3 million;

•	The Company is raising net income guidance to between breakeven and $0.02 per share.

First quarter guidance reflects the loss of First Virginia revenue due to their acquisition, and the corresponding effect on the Company’s margins. In subsequent quarters, the Company expects to resume more typical quarterly sequential growth in revenue and earnings, with margins returning to normal levels.

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Full Year 2004

•	The Company expects revenue to be between $42.0 million and $44.0 million;

•	Gross profit margin is expected to be between 57 and 59 percent;

•	EBITDA is expected to be between $7.3 million and $8.0 million;

•	Net income is expected to be between $0.18 and $0.22 per share based on a projected 20 million shares outstanding.

The Company’s management will host a conference call to discuss the results today at 4:15 p.m. ET. During the call, management will reference some charts that review the Company’s strategic performance. The charts are available on Online Resources’ web site at www.orcc.com/2003charts.

The conference call dial-in number is (877) 590-4770 for domestic participants and (706) 679-7688 for international participants. Alternatively, a live web cast of the call will be available through the “Investors” section of Online Resources’ web site at www.orcc.com. The call and web cast will be recorded and available for playback from 8:00 p.m. ET on February 4 until midnight on Wednesday, February 11. For the conference call playback, dial (800) 642-1687 for domestic participants and (706) 645-9291 for international participants and enter code 4811557. For web cast replay, go to the “Investors” section of www.orcc.com.

About Online Resources
 Online Resources (Nasdaq: ORCC – www.orcc.com) is an outsourcer of Internet banking and payment services to over 600 financial institutions nationwide. In contrast to other providers, Online Resources owns, operates and drives critical banking, payments and marketing infrastructure that enable a superior customer experience and Internet channel success. The company’s industry-leading services power over 100 million transactions and $8 billion in consumer bill payments annually. Founded in 1989, Online Resources has been widely recognized as one of the nation’s fastest growing technology companies.

This news release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to: the company’s history of losses and anticipation of future losses; the company’s dependence on the marketing efforts of third parties; the potential fluctuations in the company’s operating results; the company’s potential need for additional capital; the company’s potential inability to expand the company’s services and related products in the event of substantial increases in demand for these services and related products; the company’s competition; the company’s ability to attract and retain skilled personnel; the company’s reliance on the company’s patents and other intellectual property; the early stage of market adoption of the services it offers; consolidation of the banking and financial services industry; and those risks and uncertainties discussed in filings made by the company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

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Online Resources Corporation
Quarterly Operating Data

									% Change

	1Q 2002	2Q 2002	3Q 2002	4Q 2002	1Q 2003	2Q 2003	3Q 2003	4Q 2003	4Q03 vs.	4Q03 vs.
					(see Note 1)				4Q02	3Q03
FINANCIAL DATA

Revenue ($M)	$7.8	$7.9	$8.2	$8.5	$11.0	$8.4	$9.3	$9.7	14%	5%
Gross Profit ($M)	$3.9	$4.2	$4.6	$5.0	$7.2	$4.7	$5.2	$5.8	16%	11%
Gross Profit Margin	50%	53%	57%	59%	65%	55%	57%	60%	2%	5%
EBITDA ($M)	$0.3	$0.8	$1.1	$1.5	$3.2	$1.1	$1.4	$1.7	16%	21%
Income/(Loss) from Operations ($M)	($0.3)	$0.1	$0.4	$0.7	$2.4	$0.3	$0.6	$0.7	-1%	25%

USAGE

Unique Users (#K)	509	542	575	623	661	726	797	841	35%	6%
Using Banking Services (#K)	337	365	374	403	420	390	418	416	3%	0%
Using Payment Services (#K)	259	267	300	327	349	437	488	528	61%	8%
Adoption Rates
Banking % (see Note 2)	9.0%	9.2%	10.4%	11.2%	11.2%	13.5%	14.1%	16.8%	50%	19%
Payment % (see Note 3)	3.1%	3.4%	3.8%	4.2%	4.3%	4.4%	4.8%	5.1%	21%	6%
Transactions
Banking Transactions (#M)	11.1	12.4	16.1	18.1	20.0	18.9	20.8	21.0	16%	1%
Payment Transactions (#M)	3.7	3.9	4.3	4.6	4.9	5.4	7.0	7.5	63%	7%

DISTRIBUTION CHANNEL

Total Client Base (see Note 4)
Unique Financial Institution Relationships (#)	475	474	484	534	550	558	562	633	19%	13%
Aggregate Checking Accounts (#M)	9.0	8.7	8.6	9.9	10.2	10.3	10.5	10.6	7%	1%
Aggregate Account Holders (#M)	18.3	16.8	16.2	18.2	18.8	19.0	19.3	19.5	7%	1%
% Of Client Checking Accounts Enabled	96%	96%	95%	85%	85%	93%	95%	96%	13%	1%
Potential Product Distribution (enabled Checking Accts)
Banking Enabled (#M)	3.7	4.0	3.6	3.6	3.8	2.9	3.0	2.5	-31%	-17%
Payments Enabled (#M)	8.6	7.9	7.8	7.8	8.1	9.9	10.2	10.3	32%	1%
Full Billpay Services (#M)	5.8	5.1	5.0	5.0	5.2	4.4	4.5	4.2	-16%	-7%
Remittance & Other (#M)	2.8	2.8	2.8	2.8	2.9	5.5	5.7	6.1	118%	7%

Notes:
1.	1Q 2003 includes a one-time fee of $2.2 million, in connection with the early termination of the Company’s contract with Cal Fed, which was acquired and migrated to the Citigroup platform.
2.	Represents the percentage of users subscribing to our Internet Banking Service, out of the total number of checking accounts enabled for Banking Services.
3.	Represents the percentage of users subscribing to our Payment Services, out of the total number of checking accounts enabled for Payment Services.
4.	The Company updates the number of checking accounts for each client institution at the end of each year, and then restates the prior three quarters.

Online Resources Corporation
Statements of Operations

(In thousands, except per share data)

(Unaudited)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,

	2003	2002	2003	2002
Revenues:
Banking Services	$840	$1,348	$4,064	$5,310
Payment Services	5,914	4,303	21,042	15,254
Consumer Contact Services	1,999	2,371	8,501	9,039
Professional Services and Other	969	474	4,801	2,751

Total Revenues	9,722	8,496	38,408	32,354

Expenses:
Cost of Revenues	3,881	3,482	15,503	14,628

Gross Profit	5,841	5,014	22,905	17,726

General and Administrative	2,374	1,849	8,627	7,038
Selling and Marketing	1,798	1,385	6,433	5,368
System and Development	955	1,057	3,831	4,345

Total Expenses	5,127	4,291	18,891	16,751

Income (Loss) from Operations	714	723	4,014	975

Other Income (Expense)
Interest Income	22	21	79	127
Interest Expense	(23)	(281)	(818)	(1,260)
Other Expense	—	(1)	—	(36)
Debt Conversion Expense	(314)	(20)	(495)	(212)

Total Other Income (Expense)	(315)	(281)	(1,234)	(1,381)

Income (Loss) Before Income Taxes	399	442	2,780	(406)

Income Tax Provision	(26)	—	16	—

Net Income (Loss)	$425	$442	$2,764	$(406)

Net Income (Loss) Per Share:
Basic	$0.02	$0.03	$0.18	$(0.03)
Diluted	$0.02	$0.03	$0.17	$(0.03)

Shares used in calculation of Net Income (Loss) Per Share:
Basic	17,253	13,654	15,141	13,521
Diluted	19,423	14,725	16,685	13,521

Reconciliation of Net Income to EBITDA (See Note 1):
Net Income (Loss)	$425	$442	$2,764	$(406)
Depreciation	1,009	756	3,364	2,644
Other Income (Expense)	315	281	1,234	1,381
Taxes	(26)	—	16	—

EBITDA (See Note 1)	$1,723	$1,479	$7,378	$3,619

1. EBITDA represents earnings (loss) before interest, taxes, depreciation and amortization, and gains or losses from extraordinary items.

Online Resources Corporation
Condensed Balance Sheets

(In thousands)

(Unaudited)

	DECEMBER 31,	DECEMBER 31,
	2003	2002
ASSETS
Current Assets:
Cash, Cash Equivalents and Short-term Investments	$13,634	$6,786
Accounts Receivable, Net	3,935	3,826
Deferred Implementation Costs	494	631
Prepaid Expenses and Other Current Assets	911	772

Total Current Assets	18,974	12,015

Property and Equipment, Net	7,344	7,804
Deferred Implementation Costs, Less Current Portion	417	401
Debt Issuance Costs	—	660
Other Assets	117	450

Total Assets	$26,852	$21,330

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable, Accrued Expenses and Other Current Liabilities	$2,834	$2,619
Deferred Revenues	586	532
Current Portion of Capital Lease Obligation	97	214

Total Current Liabilities	3,517	3,365

Capital Lease Obligation, Less Current Maturities	11	111
Deferred Revenues, Less Current Portion	302	356
Other Long Term Liabilities	51	—
Notes Payable	—	12,000

Total Liabilities	3,881	15,832

Stockholders’ Equity	22,971	5,498

Total Liabilities and Stockholders’ Equity	$26,852	$21,330